UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

FEDERAL REALTY INVESTMENT TRUST
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 22, 2013

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 1, 2013 at 10:00 a.m. This year’s meeting will be held at Fox Hill Club & Residences, 8300 Burdette Road, Bethesda, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2012 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. We also encourage you to read the section titled “How may “registered” shareholders and shareholders holding Shares in “street name” elect to receive future shareholder materials electronically” included in this proxy statement. This section provides information on how to receive future shareholder materials, including proxy materials and annual reports, electronically either through e-mail or by accessing the Internet rather than by mail. These online services not only allow you to access these materials more quickly than ever before, but help us reduce printing and postage costs and be more environmentally friendly while decreasing the amount of paper delivered to your home.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 1.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2013

To Our Shareholders:

The 2013 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Fox Hill Club & Residences, 8300 Burdette Road, Bethesda, Maryland, on Wednesday, May 1, 2013, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of seven Trustees to serve until our 2014 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	An advisory vote approving the compensation of our named executive officers.

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 14, 2013 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2013

The 2013 Proxy Statement and 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, are available at www.federalrealty.com.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 15, 2013

We are providing these proxy materials in connection with the 2013 Annual Meeting of Shareholders (“Annual Meeting”) of Federal Realty Investment Trust (the “Trust”). These materials will assist you in voting your common shares of beneficial interest of the Trust (“Shares”) by providing information on matters that will be presented at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Trustees (the “Board” or “Board of Trustees”) of the Trust is soliciting your proxy to vote on matters that will be presented at our Annual Meeting.

When will the Annual Meeting take place?

The Annual Meeting will be held at 10:00 a.m. EDT, Wednesday, May 1, 2013, at Fox Hill Club & Residences, 8300 Burdette Road, Bethesda, Maryland.

What is the purpose of the Annual Meeting?

To vote on the following matters:

•	The election of seven Trustees to serve until our 2014 Annual Meeting of Shareholders;

•	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	An advisory vote approving the compensation of our named executive officers; and

•	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of each of the seven Trustees to serve until our 2014 Annual Meeting;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR or AGAINST other matters that come before the Annual meeting, as our proxies deem advisable.

Why am I receiving these proxy materials?

You are receiving these materials because you owned our Shares as a “registered” shareholder or you held Shares in “street name” at the close of business on the record date for the Annual Meeting.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

Why did I receive a “Notice of Internet Availability of Proxy Materials” in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials including this proxy statement and our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, to our shareholders who hold their Shares in “street name” by providing access to such documents on the Internet instead of mailing printed copies. A “Notice of Internet Availability of Proxy Materials” (“Notice”) describes how to access and review our proxy materials online, how to submit your vote online and how to request a printed copy of our proxy materials. The Notice is being mailed to our shareholders who hold their Shares in “street name” on or about March 22, 2013.

Can I vote my Shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by (i) Internet, (ii) telephone, (iii) requesting and returning a paper proxy card or voting instruction form; or (iv) submitting a ballot in person at the meeting.

Why did I receive a paper copy of the proxy materials?

This proxy statement, the accompanying proxy card and our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, are being mailed to our “registered” shareholders on or about March 26, 2013 who have not elected to receive proxy materials electronically.

How may “registered” shareholders and shareholders holding Shares in “street name” elect to receive future shareholder materials electronically?

Opting to receive all future proxy materials electronically saves us the cost of producing and mailing documents to your home or business and helps us to conserve natural resources. “Registered” shareholders who wish to receive their proxy materials electronically rather than by mail may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com. “Registered” shareholders who choose to receive future proxy materials electronically will receive an email containing links to our proxy materials. “Registered” shareholders who hold Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

If you own Shares in “street name” and wish to receive your proxy materials electronically via an email containing links to our proxy materials, you must contact your broker, bank, trust or nominee for instructions on how to receive future proxy materials in this manner. Shareholders who hold Shares in “street name” in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

Who is entitled to vote at the Annual Meeting?

The Board established March 14, 2013 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and may attend and vote at the Annual Meeting or any postponements or adjournments of the meeting. We had 65,238,930 Shares outstanding on March 14, 2013.

How many votes must be present to hold the Annual Meeting?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against”, “withhold” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the seven open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I return my proxy card but don’t give specific voting instructions?

If you are a “registered” shareholder and you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and James M. Taylor, Jr. will vote your Shares in accordance with the recommendations of the Board. If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to Items 1 and 3. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your broker, bank, trust or nominee with voting instructions. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on Item 2, such broker, bank, trust or nominee will generally be able to vote on Item 2 as he, she or it determines.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and James M. Taylor, Jr. the authority to vote your Shares in the manner you indicate on your proxy card.

What if I return my proxy card but abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on any of the items to be considered at the Annual Meeting.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker, bank, trust or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

Why did I receive more than one Notice, proxy card, voting instruction form and/or email?

You will receive more than one Notice, proxy card, voting instruction form or email, or any combination of these if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should provide voting instructions for all Notices, proxy cards, voting instruction forms and email links you receive.

Are there other matters to be acted upon at the Annual Meeting?

The Trust does not know of any matter to be presented at the Annual Meeting other than those described in the proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, Dawn M. Becker and James M. Taylor, Jr. will have the discretion to vote on such matters in accordance with their best judgment.

Who is paying for the solicitation of proxies?

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

What if I have questions about the Notice, voting or electronic delivery?

Questions regarding the Notice, voting or electronic delivery should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 14, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	7,441,477	11.4%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	6,645,506	10.2%

State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	4,348,637	6.7%

Vanguard Specialized Funds – Vanguard REIT Index Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	4,244,034	6.5%

Cohen & Steers, Inc.(6) 280 Park Avenue, 10th Floor New York, NY 10017	3,951,671	6.0%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 65,238,930, the total number of Shares outstanding on March 14, 2013.
(2)

Information based on a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 164,079 Shares, shared voting power over 49,200 Shares, sole dispositive power over 7,316,597 Shares and shared dispositive power over 124,880 Shares; that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,880 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs; and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 199,199 Shares as a result of serving as investment manager of Australian investment offerings, the voting of which it directs.
(3)	Information based on a Schedule 13G/A filed with the SEC on January 11, 2013 by BlackRock, Inc., which states BlackRock, Inc., a parent holding company, has sole voting and dispositive power over 6,645,506 Shares and that none of its subsidiaries owns 5% or more of Shares. The Schedule 13G/A states that BlackRock, Inc.’s subsidiaries are BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC , BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited.
(4)	Information based on a Schedule 13G filed with the SEC on February 11, 2013 by State Street Corporation, which states State Street Corporation, a parent holding company, has shared voting and dispositive power over 4,348,637 Shares. The Schedule 13G also states that State Street Corporation’s subsidiaries are State Street Global Advisors France S.A., an investment advisor, State Street Bank and Trust Company, a bank, SSGA Funds Management, Inc., an investment advisor, Tuckerman Group, LLC, an investment advisor, State Street Global Advisors Limited, an investment advisor, State Street Global Advisors LTD, an investment advisor, State Street Global Advisors, Australia Limited, an investment advisor, State Street Global Advisors Japan Co., LTD., an investment advisor and State Street Global Advisors, Asia Limited, an investment advisor.
(5)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Vanguard Specialized Funds – Vanguard REIT Index Fund. The Schedule 13G/A states that Vanguard Specialized Funds – Vanguard REIT Index Fund, an investment company registered under Section 8 of the Investment Company Act of 1940, has sole voting power over 4,244,034 Shares.
(6)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Cohen & Steers, Inc. and its subsidiaries, Cohen & Steers Capital Management, Inc., and Cohen & Steers Europe S.A. The Schedule 13G/A states that Cohen & Steers, Inc. is the parent holding company of Cohen & Steers Capital Management, Inc., an investment advisor, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc., together own Cohen & Steers Europe S.A., an investment advisor. The Schedule 13G/A also states that Cohen & Steers, Inc. has sole voting power over 1,865,673 Shares and sole dispositive power over 3,951,671 Shares, Cohen & Steers Capital Management, Inc., has sole voting power over 1,865,673 Shares and sole dispositive power over 3,937,180 Shares and Cohen & Steers Europe S.A. has sole dispositive power over 14,491 Shares.

How many Shares do our Trustees and executive officers own?

As of March 14, 2013, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	75,687	20,459	48,144	144,290	*
Andrew P. Blocher(3)	12,463	0	0	12,463	*
Jon E. Bortz(4)	5,769	0	0	5,769	*
David W. Faeder	5,326	0	0	5,326	*
Kristin Gamble(5)	27,781	0	0	27,781	*
Gail P. Steinel	5,122	0	0	5,122	*
James M. Taylor, Jr.	4,612	9,186	0	13,798	*
Warren M. Thompson	5,201	0	0	5,201	*
Joseph S. Vassalluzzo	15,315	0	0	15,315	*
Donald C. Wood(6)	188,842	180,564	219,038	588,444	*
Trustees, trustee nominees and executive officers as a group (9 individuals)(7)	333,655	210,209	267,182	811,046	1.2%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 65,238,930, the total number of Shares outstanding on March 14, 2013, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	Voting and investment power is shared with Mr. Blocher’s wife.
(4)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 5,669 Shares as to which voting and investment power is shared with Mr. Bortz’ wife. Includes 805 Shares that are pledged.
(5)	Includes 19,335 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(6)	Includes 53,879 Shares owned by Mr. Wood’s wife.
(7)	Totals exclude Mr. Blocher who was no longer an executive officer as of August 15, 2012.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in February 2012 and February 2013 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship
Jon E. Bortz	Chief Executive Officer and Chairman of the Board of Trustees of Pebblebrook Hotel Trust	In 2012, we held a 50th anniversary event at a hotel owned by Pebblebrook Hotel Trust

David W. Faeder	None	None

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	Ethan Allen leases 1 location from us totaling 12,900 square feet

Gail P. Steinel	None	None

Warren M. Thompson	President and Chairman of the Board of Directors of Thompson Hospitality Corporation	Wholly owned subsidiaries of Thompson Hospitality Corporation lease 4 locations from us totaling 23,855 square feet

Joseph S. Vassalluzzo	Director of iParty Corp.	iParty leases 1 location from us totaling 8,500 square feet

In no instance did the payments made to us by any tenant with which our Trustees are affiliated, or the payments made by us to Pebblebrook Hotel Trust, account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant or Pebblebrook Hotel Trust. Further, the payments made by us to Pebblebrook Hotel Trust accounted for less than 2% of both our and

Pebblebrook Hotel Trust’s consolidated gross revenues in 2012 and the payments made to us by two of Thompson Hospitality Corporation’s wholly-owned subsidiaries collectively accounted for less than 2% of both our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

The Board of Trustees discharges its responsibilities through regularly scheduled meetings as well as through telephonic meetings, action by written consent and other communications with management as appropriate. During 2012, the Board of Trustees held six meetings. The non-management Trustees (all of whom are independent) held four executive sessions at the meetings that were open for participation by all non-management Trustees. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2012. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Since 2003, we have operated under a governance structure where the Chairman of the Board and Chief Executive Officer are separate positions held by different individuals. At its meetings in February 2012 and 2013, the Board discussed whether this structure was still the best structure for us and concluded that it was. Having the Board operate under the leadership and direction of someone independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust. It also allows our Chief Executive Officer to focus his time on running our day-to-day business. The Board believes that one of the most important attributes for the Board is independence from management and that belief has been reflected in the separation of the chairman and CEO roles as well as in our Corporate Governance Guidelines which permit no more than one member of the Board to be a non-independent trustee.

Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees on which each Trustee served during 2012. On an aggregate basis, the Trustees attended 96% of all Board and Board committee meetings on which each Trustee served in 2012. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees attended our 2012 Annual Meeting of Shareholders.

Board Committees:

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors section of our website at www.federalrealty.com. Each member of these committees meets, and throughout 2012 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. The membership, primary functions and number of meetings during 2012 for each of these standing committees are described below:

Committee Members	Primary Responsibilities	Number of Meetings During 2012

Audit Committee:

Gail P. Steinel* Jon E. Bortz David W. Faeder** Warren M. Thompson	• selecting the independent registered public accounting firm and approving and overseeing its work; • overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and • overseeing our internal systems of accounting and controls	4

Compensation Committee:

David W. Faeder* Kristin Gamble Gail P. Steinel Joseph Vassalluzzo	• reviewing and recommending compensation for our officers; • administering our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”) and our 2010 Performance Incentive Plan (“2010 Plan”), including making awards under the 2010 Plan; and • administering other benefit programs of the Trust	2

Nominating and Corporate Governance Committee:

Warren M. Thompson* Jon E. Bortz Kristin Gamble Joseph S. Vassalluzzo	• recommending individuals to stand for election to the Board; • making recommendations regarding committee memberships; and • overseeing our corporate governance policies and procedures, including Board and Trustee evaluations	2

*	Denotes current chairperson of the committee
**	Denotes our “audit committee financial expert.”

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties. The Board has no specific policy on diversity but believes that Board membership should reflect diversity in a broad sense, including, among other things, geography, gender and ethnicity. In addition, the Board specifically reviews and considers the backgrounds, experience and competencies of each Trustee nominee and Trustee to ensure that the Board reflects as a whole an appropriate diversity of knowledge, experience, skill and expertise required to enable the Board to perform its responsibilities in managing and directing our business efficiently and effectively.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2014 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 26, 2013 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws may be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, MD 20852.

Risk Management Oversight

Although our Board has delegated to our Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board receives regular updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential risks from time to time. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties; (c) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (d) investment risks from acquisitions and our development and redevelopment projects; (e) regulatory risks that may impact our profitability such as environmental laws and regulations, the Americans with Disabilities Act of 1990 and various other federal, state and local laws; (f) REIT risks such as our failure to qualify as a REIT for federal income tax purposes; and (g) general risks inherent in the real estate industry.

As part of the Board’s risk oversight function, our Compensation Committee reviewed in February 2013 our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that could have a material adverse impact on us. Approximately 95% of our employees participate in compensation programs tied to either corporate performance or regional performance necessary to achieve corporate objectives and the Committee believes that those programs do not encourage excessive and unnecessary risk taking. The Committee focused its review on the approximately 5% of our employees (11 individuals) who are compensated on a full or partial commission/bonus basis where significant portions of their annual compensation is driven by completing leasing transactions, closing acquisitions or achieving specific milestones on development projects. As part of that review, the Committee reviewed the internal approval processes of the Trust and determined that none of the individuals who are compensated on a transactional commission/bonus basis can complete any leasing, acquisition or development transaction without getting approval from the Board and/or one or more members of senior management whose compensation is tied to achieving corporate objectives.

Trustee Compensation

The Trustees received the following fees for their service on the Board in 2012:

Annual Retainer for Non-Employee Trustees	$150,000
Annual Retainer for Non-Executive Chairman	$250,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

Each non-employee Trustee and the Non-Executive Chairman of the Board are paid sixty percent (60%) of his/her annual retainer ($90,000 for other Trustees and $150,000 for the Non-Executive Chairman of the Board) in the form of Shares. All Shares paid as part of the annual retainer vested immediately upon issuance. The equity portion of the annual retainer for 2012 was paid in Shares on January 2, 2013. The number of Shares actually received by each Trustee on January 2, 2013 was determined by dividing the amount of the annual retainer to be paid in Shares by $104.02, the closing price of our stock on the NYSE on December 31, 2012, the last business day prior to the date the Shares were issued. The remainder of the annual retainer as well as the annual fees paid to the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees were paid in cash. Each Trustee is required to hold at all times an amount of Shares valued at least at five times the amount of the cash portion of the annual retainer. As of December 31, 2012, all Trustees complied with the required level of stock ownership.

In addition to the annual retainer described above, Mr. Vassalluzzo receives administrative support for both Trust business and personal use from our regional office in Wynnewood, Pennsylvania. Except for the annual fee for serving as a Trustee, the annual fee for serving as the chair of a committee and the use of administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2012 was as follows:

2012 TRUSTEE COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($) (3)	($)
Jon E. Bortz	$60,000	$90,000	$—	$150,000
David W. Faeder	$70,000	$90,000	$—	$160,000
Kristin Gamble	$60,000	$90,000	$—	$150,000
Gail P. Steinel	$80,000	$90,000	$—	$170,000
Warren M. Thompson	$70,000	$90,000	$—	$160,000
Joseph S. Vassalluzzo	$100,000	$150,000	$5,361	$255,361

Total	$440,000	$600,000	$5,361	$1,045,361

(1)	Amounts in this column reflect the aggregate grant date fair value of the stock awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for the fiscal year ended December 31, 2012. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our Shares as declared by our Board from time to time.
(2)	As of December 31, 2012, Mr. Bortz owned 4,804 Shares; Mr. Faeder owned 4,461 Shares and had 2,500 options; Ms. Gamble owned 6,762 Shares and had 2,500 options; Ms. Steinel owned 4,257 Shares; Mr. Thompson owned 4,336 Shares and Mr. Vassalluzzo owned 13,873 Shares.
(3)	The amount in the “All Other Compensation” column represents our estimated value of the administrative services we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We believe there is no incremental cost to us of providing this administrative support.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communication should identify the party to whom it is being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investors section of our website at www.federalrealty.com.

ITEM 1

ELECTION OF TRUSTEES

Composition of the Board

Our Board of Trustees has seven Trustees. Section 5.2 of the Trust’s Declaration of Trust provides that all Trustees be elected at each annual meeting of shareholders. As a result, the nominees for Trustee this year will be elected to serve one-year terms until the 2014 Annual Meeting of Shareholders. The Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following individuals, all of whom are currently serving on the Board, for election as trustees to hold office until the 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since
Jon E. Bortz	56	Independent Trustee	2005
David W. Faeder	56	Independent Trustee	2003
Kristin Gamble	67	Independent Trustee	1995
Gail P. Steinel	56	Independent Trustee	2006
Warren M. Thompson	53	Independent Trustee	2007
Joseph S. Vassalluzzo	65	Independent Trustee Non-Executive Chairman of the Board	2002
Donald C. Wood	52	Non-Independent Trustee President and Chief Executive Officer of the Trust	2003

In connection with reviewing nominees to stand for election at the 2013 Annual Meeting of Shareholders, the Committee considered the following qualifications for each Trustee nominee:

Jon E. Bortz, President, Chief Executive Officer and Chairman of the Board of Pebblebrook Hotel Trust, a REIT that acquires and operates upper upscale hotels in large US cities (from 2009 to the present); Chief Executive Officer and a Trustee (from 1998 to 2009), President (from 1998 to 2008) and Chairman of the Board (from 2001 to 2009) of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT; and various real estate related positions with Jones Lang LaSalle (from 1981 to 1998). Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003; Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada; Vice President of Credit Suisse First Boston (formerly First Boston Corporation) from 1991 to 1993, directing the real estate advisory business for the RTC in the Washington, DC area; Vice President of Morgan Stanley and Company, Inc., a brokerage firm, from 1984 to 1991 specializing in real estate transactions and financings; and prior to that time, various other accounting positions with Ernst and Whinney, Better Homes of Virginia, and Goodman and Company. Mr. Faeder is a valuable member of the Board because of his public company and accounting experience, having previously served as the chief financial officer of Sunrise Senior Living, and his real estate investment experience from his time as a private real estate investor.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; and prior to that time, various management positions with responsibility for investments and investment research with brokerage firms and other financial services companies. Director of Ethan Allen Interiors Inc., a furniture manufacturer and retailer. Ms. Gamble benefits the Board through her broad financial related experience from an investor perspective, including as President of her own investment counseling company for over 30 years, and before that, as an executive with responsibility for investments and investment research with various brokerage firms and other financial services companies.

Gail P. Steinel, Owner of Executive Advisors (from 2007 to present), which provides consulting services to chief executive officers and leadership seminars to companies. Executive Vice President with BearingPoint, Inc. (from 2002 to 2007), a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations with responsibility for overseeing the global commercial services business unit; global managing partner and a founding member of Arthur Andersen’s business consulting practice (from 1984 to 2002). Director of MTS Systems Corporation, a provider of mechanical test systems, material testing, fatigue testing and tensile testing equipment as well as motion simulation systems and calibration services. Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with a helpful perspective on managing risk and systems operations.

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Mr. Thompson is the president, chairman and founder of his own private food service company, Thompson Hospitality Corporation since 1992. Mr. Thompson’s experience running restaurants owned by Thompson Hospitality provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; Vice Chairman of Staples, Inc. (from 2000 to 2005), a retailer specializing in home, office, and computer products, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples’ and Staples Realty & Development, a subsidiary of Staples, Inc. (from 1997 to 2000); Director of iParty Corp., a premier multi-channel party supply and party planning company; Lead Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers. Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, expanding the real estate owned by Staples Realty & Development, a subsidiary of Staples, Inc. for over 10 years and serving on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (from 2001 to 2003), Senior Vice President and Chief Operating Officer (from 2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (from 1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (from 1998 to 1999); Chairman of the Board of the National Association of Real Estate Investment Trusts from November 2011 to November 2012; Director of the Real Estate Roundtable from July 2011 to July 2012; Director of Post Properties, Inc., a developer and operator of upscale multifamily communities in the United States. Mr. Wood has been employed by the Trust for nearly fifteen years and serves on the Board as the sole non-independent Trustee. His tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operations of the Trust.

Vote Required

The affirmative vote of a plurality of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If any Trustee does not receive at least 50% of the votes cast at the Annual Meeting, he or she must tender his or her resignation to the Chairman of the Nominating and Corporate Governance Committee within five (5) business days after certification of the vote. The Nominating and Corporate Governance Committee will promptly consider the resignation and make a recommendation to the Board of Trustees. In deciding whether to accept or reject a resignation that has been tendered, the Nominating and Corporate Governance Committee and the Board will consider such factors as they deem appropriate and relevant which may include, among others: (a) the stated reasons why votes were withheld from the Trustee and whether those reasons can be cured; (b) the Trustee’s length of service, qualifications and contributions as a Trustee; (c) listing requirements of the NYSE, rules and regulations of the SEC and other applicable rules and regulations; (d) our Corporate Governance Guidelines; and (e) such other factors as the Nominating and Corporate Governance Committee or the Board deems appropriate. Any rejection of a resignation may (but does not have to) be conditioned on curing the underlying reason for the withheld votes. The Board will take action on any resignation no later than sixty (60) days after the certification of the vote, and will disclose the action taken with a full explanation of the process used by the Board and the reason for its decision in a Form 8-K filed with the SEC within four (4) business days after the Board’s decision. If a Trustee’s resignation is accepted by the Board of Trustees, then the Board of Trustees may fill the resulting vacancy pursuant to our Bylaws. The Trustee who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board.

If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the seven named individuals. Proxies may not be voted for more than seven individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SEVEN NOMINEES FOR TRUSTEE.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of our internal audit function, which is provided by PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met four times during 2012, and all four of these quarterly meetings included executive sessions with our independent accountant without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.

In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with GT its independence.

The Audit Committee continually monitors the non-audit services provided by GT. During 2012, the Audit Committee limited non-audit services primarily to income tax form preparation for us and our subsidiaries and the provision of advice on the tax impacts and structuring of acquisition and other property related transactions. GT also performed the 2012 audit of the financial statements of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

In 2012 as part of its oversight of our internal audit function, the Audit Committee, after a lengthy interview process, engaged PwC to provide our internal audit function. During 2012, the Audit Committee continued to oversee the internal auditor’s ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. GT, as part of its 2012 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses.

On the basis of the reviews and discussions the Audit Committee has had with GT, our internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Warren M. Thompson

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the years 2002 through 2012. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2012 and 2011, we retained GT to provide services in the following categories and amounts:

	2012	2011
Audit Fees(1)	$560,400	$555,033
Audit-Related Fees(2)	48,381	21,525
Tax Fees(3)	197,064	199,396
Other	0	0

Total	$805,845	$775,954

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $18,449 in 2012 and $17,325 in 2011 we paid to GT as our 30% share of the cost of the 2012 and 2011 financial statement audits of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.
(2)	Audit-related fees primarily including audits of our employee benefit plan and an agreed upon procedures report.
(3)	Tax fees include preparation of federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters. These figures do not include $2,622 in 2012 and $2,520 in 2011 we paid to GT as our 30% share of the cost of tax return preparation for our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2013 and is asking the shareholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 2002. GT is registered with the Public Company Accounting Oversight Board. Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2013 the Audit Committee to date has approved GT providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters (e.g. implementation of newly issued accounting standards) provided that the aggregate amount paid to GT for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with the Trust’s policies and procedures provided that the aggregate amount paid to GT for such services does not exceed $125,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to GT for such services does not exceed $75,000; and (d) a Limited Review of the Trust’s letter to the State of California Department of Environmental Quality provided that the aggregate amount paid to GT for such services does not exceed $3,000, if requested by the State of California.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to the Trust by GT for the 2012 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section above.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT performing the audit of the financial statements for our equity joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners for the fiscal years ending 2004 through 2012. We own a 30% interest in that joint venture. The Audit Committee approved GT performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2013. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal, however, if you fail to give instructions to your broker, your broker may have authority to vote the shares for this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

EXECUTIVE OFFICERS

Our current named “executive officers” are:

Name (1)	Age	Position
Donald C. Wood	52	President and Chief Executive Officer
James M. Taylor, Jr.	46	Executive Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	49	Executive Vice President—Chief Operating Officer/ General Counsel and Secretary

(1)	Mr. Andrew P. Blocher served as a named “executive officer” of the Trust in the position of Senior Vice President-Chief Financial Officer and Treasurer until August 14, 2012.

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

James M. Taylor, Jr., Executive Vice President-Chief Financial Officer and Treasurer of the Trust since August 15, 2012, with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications, information technology and East Coast acquisitions functions; Executive Vice President of the Trust from July 30, 2012 until August 14, 2012; and a senior managing director in the real estate investment banking division of Eastdil Secured and predecessors Wachovia Securities and First Union Securities (1998 to 2012). Prior to his career in investment banking, Mr. Taylor practiced corporate and securities law at Hunton & Williams (1994 to 1998) and worked as a senior accountant for Price Waterhouse (1988 to 1991).

Dawn M. Becker, Executive Vice President – Chief Operating Officer (since February 2010) and General Counsel and Secretary of the Trust (since April 2002), with responsibility for overseeing all of the Trust’s operations and asset management functions and the Trust’s Legal and Human Resources Departments; and prior to that time, various officer positions with the Trust, including Vice President–Real Estate and Finance Counsel (2000 to 2002).

COMPENSATION DISCUSSION AND ANALYSIS

You will be asked in Item 3 of this proxy statement to provide a non-binding, advisory vote on the compensation of our named executive officers as described in the following sections of this proxy statement. Please keep that in mind as you review the CD&A, summary compensation table, the supplemental tables and narrative disclosures that follow.

Executive Summary

Performance:

2012 was an exceptional year of performance in all aspects of our business. On the operating front, we delivered record levels of funds from operations (both in total as well as on a per share basis) and property operating income (“POI”) and we saw strong growth from our core operating portfolio as evidenced by our year over year same center POI growth. We also set ourselves up for future growth in 2013 and beyond by having executed more new and renewal leases in 2012 than ever before in our 50 year history. We signed 394 deals for 1.8 million square feet that is expected to generate nearly $7 million of additional rent per year which provides the basis for future growth as these leases come on line in a year or two. We were also able to increase the occupancy in our portfolio (excluding acquired properties) by nearly 330,000 square feet. These strong operating results allowed us to increase our cash dividend to shareholders for the 45th consecutive year.

Metric	2012	2011	2010
Funds From Operations (“FFO”)	$277.2 million	$251.6 million	$239.5 million
Funds from Operations per Share	$4.31	$4.00	$3.88
Property Operating Income	$428.5 million	$382.9 million	$372.6 million
Same Center POI Growth	6.1%	1.8%	2.3%
Cash Dividends Paid Per Common Share	$2.80	$2.70	$2.65

During 2012, we broke ground on the first phase of each of Assembly Row in Somerville, Massachusetts and Pike & Rose in Rockville, Maryland and on our latest phase of redevelopment at Santana Row in San Jose, California. In all, we expect to invest more than $500 million in these projects over the next 2-3 years at an expected return, on average, of 7%-8% which will create significant additional value for our shareholders over the long-term.

The strength of our operating performance was matched in 2012 by a further strengthening of our balance sheet. We raised $250 million of 10 year unsecured debt at 3% which was, at the time, the lowest rate ever achieved by a real estate investment trust for a ten year security and we raised more than $90 million of equity through our at the market equity program at a net price in excess of $100 per share.

2012 was also a year of transition for our Chief Financial Officer (“CFO”) position. In August 2012, James Taylor replaced Andrew Blocher as our CFO. Mr. Taylor had been an outside advisor to the Trust for more than a decade and was added to the team to provide depth and experience to our ability to source and evaluate corporate business development and strategic opportunities.

Our strong and consistent performance over the past several years coupled with the visibility for future growth through our development pipeline and our prudent balance sheet management helped to push our stock price to a record level in 2012 and has resulted in strong total returns for our shareholders on both a relative and absolute basis over the past one, three and five year periods.

Metric	2012 Total Shareholder Return	3 Year Total Shareholder Return through 12/31/12	5 Year Total Shareholder Return through 12/31/12
Federal Realty	18%	69%	51%
Bloomberg REIT Shopping Center Index	25%	36%	7%
Bloomberg REIT Index	19%	66%	34%
S&P 500	16%	61%	9%

2012 Compensation Actions:

At our 2012 annual meeting of shareholders, our advisory vote on say on pay was overwhelmingly approved by our shareholders, garnering support from 97% of the votes cast at the meeting. We considered our 2012 compensation programs in light of that vote as well as our evaluation of the effectiveness of our compensation programs in achieving our compensation philosophies. Ultimately we concluded that our compensation programs were accomplishing their intended purpose and as a result, we made no changes to the compensation programs for 2012.

With respect to the compensation of our current named executive officers, we took the following actions for 2012:

•

Mr. Wood – Chief Executive Officer – we made no change to Mr. Wood’s base salary and we made no change to his target levels or potential payout ranges under either our Annual Incentive Bonus Plan (“Annual Bonus Plan”) or our Long-Term Incentive Award Program (“LTIAP”)

•

Ms. Becker – Chief Operating Officer and General Counsel – we made no changes to Ms. Becker’s base salary or to her target level or potential payout range under the Annual Bonus Plan. We increased Ms. Becker’s target level under the LTIAP from $500,000 to $600,000 in order to better align her compensation with what we believe market compensation is for someone performing the roles of both chief operating officer and general counsel and to reflect her performance in those roles

•

Mr. Taylor – Chief Financial Officer – upon Mr. Taylor’s joining the Trust in July 2012, we established a compensation package that is described in more detail in the “Chief Financial Officer Transition and Compensation” section below

As a result of these actions and our strong 2012 performance, the compensation earned by each of our current named executive officers during the performance period that ended on December 31, 2012 (and for comparison purposes, the performance periods ending on December 31, 2011 and 2010) was as follows:

NEO	Position	Year	Base	Annual Bonus (a)	Equity	Total
Donald Wood	Chief Executive Officer	2012	$850,000	$1,466,250	$6,000,000	$8,316,250
		2011	$850,000	$1,300,000	$6,000,000	$8,150,000
		2010	$726,154	$1,402,500	$3,700,000	$5,952,500

Dawn Becker	Chief Operating Officer	2012	$425,000	$366,563	$900,000	$1,691,563
		2011	$425,000	$364,299	$750,000	$1,539,299
		2010	$400,000	$330,000	$562,500	$1,292,500

James Taylor (b)	Chief Financial Officer	2012	$169,231	$345,000	$900,000	$1,414,231

(a)	Reflects bonus payout based on corporate and individual performance. Does not include any additional amounts paid in consideration of any portion of bonus paid in stock with delayed vesting.
(b)	Mr. Taylor became a named executive officer on August 15, 2012. The base salary reflected above is the pro-rated amount paid to Mr. Taylor during 2012. Mr. Taylor’s annualized base salary is $400,000. The amounts reflected above for Mr. Taylor do not include the one-time sign on bonus paid to Mr. Taylor to replace compensation and other benefits from his prior employer that he was required to forfeit in order to join the Trust. Mr. Taylor’s compensation is described in more detail in the “Chief Financial Officer Transition and Compensation” section below.

The numbers in the annual bonus and equity columns of this chart differ from the numbers reflected in the Summary Compensation Table because it reflects compensation earned for the one and three year performance periods ending December 31, 2012, 2011 and 2010 as opposed to compensation required to be reported for the applicable period pursuant to SEC rules. We believe that providing compensation information based on the performance period during which it was earned (as we have in the chart above and the graph below) enables our shareholders to more effectively compare that compensation to our performance for the same period and better see the alignment achieved by our pay for performance philosophy. The following graph shows the compensation earned by our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer positions for each of 2008-2012 compared to the total annual shareholder return we delivered to our shareholders in each of those years. For the CFO position, the compensation for Mr. Blocher is included for 2008 through 2011 and the compensation for Mr. Taylor (with base salary annualized to reflect a full year of employment) is included for 2012.

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each named executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for us and our shareholders. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and both our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and must support our business strategy.

2. The compensation of our named executive officers should include a significant portion that is “at risk” and variable depending on both our short-term financial performance and long-term creation of shareholder value with the largest portion of that “at risk” compensation designed to incentivize the creation of sustainable, long-term shareholder value. The “at risk” portion of 2012 compensation for our named executive officers is comprised of annual bonuses and long-term equity awards, both of which are earned only if the Trust meets pre-established performance hurdles and represented 90% of the total 2012 compensation earned by our Chief Executive Officer, 86% of the total 2012 compensation earned by our Chief Financial Officer and 75% of the total 2012 compensation earned by our Chief Operating Officer.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted guidelines requiring that Mr. Wood, as our CEO, have an equity ownership in the Trust having a value of at least three times his base salary and annual bonus and that Ms. Becker and Mr. Taylor each have an equity ownership in the Trust having a value of at least two and one-half times their respective base salary and annual bonus. The Nominating and Corporate Governance Committee confirmed that each of Mr. Wood and Ms. Becker were in compliance with the minimum stock ownership requirements at December 31, 2012. Given that Mr. Taylor only joined the Trust in July 2012, he was not in compliance with the ownership requirements as of December 31, 2012. Pursuant to our Corporate Governance Guidelines, Mr. Taylor has five years within which to meet the ownership requirements.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the individual’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

In crafting our compensation policies and programs, we also consider whether they will encourage excessive or unnecessary risk taking and as described in the “Risk Management Oversight” section, we have concluded that our compensation programs do not do so. We do not currently have any policy that addresses the ability of our named executive officers to hedge their stock ownership position in us nor do we currently have any “clawback” or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. We do expect to adopt such policies in the future to comply with the terms of the Dodd-Frank Act.

Compensation Methodology

The Compensation Committee of the Board is responsible for approving all compensation for our named executive officers. The Committee periodically reviews all elements of compensation to ensure that we remain competitive in the market and to ensure that overall compensation, including the means by which payment is made, is aligned with our business objectives, our performance and the interests of our shareholders. The Committee conducts an annual review of our CEO’s performance and takes those results into consideration when setting compensation for our CEO. Our CEO plays a significant role in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performances and recommendations for their compensation, including recommendations for any adjustments to annual bonus and long-term equity payouts which are otherwise determined formulaically. The Committee has the discretion to accept, reject or modify the CEO’s recommendations.

The total potential compensation for our named executive officers is established based on the scope of their individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is generally determined by the Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Committee consulted the National Association of Real Estate Investment Trust’s 2011 and 2012 Compensation Surveys (“NAREIT Surveys”) to confirm its assessment of appropriate market compensation for our executive officers, both the information reported for each position by the 113 real estate investment trusts (“REITs”) that participated in the survey as well as by the approximately 17 retail focused REITs that participated in the survey. Not all REITs that participated in the survey provided information for each of the named executive officer positions and it is not possible to determine from the NAREIT Survey which of the participating REITs provided information for which executive officer position. Once the Committee determines an appropriate level of aggregate compensation for our named executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described earlier.

In addition to consulting the NAREIT Survey, the Compensation Committee retained Mercer Consulting, a nationally recognized compensation consultant (“Mercer”) in late 2010 to benchmark comparable real estate companies and make recommendations for compensation for our CEO and other members of senior management, including our other named executive officers. The total fees paid for this report in 2010 were $35,448. For benchmarking purposes, Mercer used the following publicly traded REITs:

HCP	CBL & Associates	Kimco Realty	National Retail Properties
DDR	Macerich	Digital Realty Trust	Equity One
Taubman Centers	Weingarten Realty Trust	Regency Centers	Realty Income
Tanger Factory Outlet Centers

Although not specifically included in the peer group for benchmarking purposes, Mercer also looked at information for each of General Growth, Simon Property Group and Vornado Realty Trust as additional points of reference. The peer group includes US based publicly traded REITs with sales ranging from one-half (1/2) to two (2) times the sales of the Trust at the time the study was done and that have a market capitalization in excess of $1 billion with a primary focus on retail REITs with a few other non-retail, market leading REITs added in order to increase the size of the peer group. The report prepared by Mercer was considered by the Compensation Committee in establishing a total compensation range for our CEO which was used by the Committee to establish base salary, annual bonus potential and potential equity award payouts for 2010 through 2012. The information in the report prepared for our other named executive officers was used solely as a point of reference and not specifically to set compensation packages for those positions. Except for this benchmarking study and a benchmarking study performed for our Nominating and Corporate Governance Committee in 2010 with respect to Board compensation, Mercer has not and does not provide any other services to us.

Elements of Total Compensation

Base Salaries

Base salaries are used to compensate the executive for services rendered during the year. Base salaries are set at the beginning of each year and are intended to be competitive with the market and commensurate with the executive’s level of responsibility, experience and sustained individual performance. Base salaries provide retention value and also align the executive with shareholder interests. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We did, however, use information in the NAREIT Survey and the reports prepared by Mercer as a guide to confirm that the base salaries for our named executive officers are within market parameters.

The base salaries for Mr. Wood and Ms. Becker for 2012 were unchanged from 2011, remaining at $850,000 and $425,000, respectively. Mr. Taylor’s base salary for 2012 was $400,000 which was established as part of his initial hiring package which is discussed in more detail below.

Annual Bonus:

Annual bonuses for Mr. Wood, Ms. Becker and Mr. Taylor are determined each year in accordance with our Annual Bonus Plan that covers approximately 95% of our employees. The Annual Bonus Plan is a cash based plan that is intended to compensate individuals for performance during a calendar year. Payment under the Annual Bonus Plan is dependent on achieving an annual level of FFO per share that is consistent with our business objectives for that year and for achieving individual annual performance objectives as subjectively evaluated: (a) by the Board with respect to our CEO; and (b) by our CEO with respect to each of Ms. Becker and Mr. Taylor. Under our Annual Bonus Plan, the Compensation Committee sets annually a potential bonus payout for each of Mr. Wood, Ms. Becker and Mr. Taylor for achieving various levels of FFO per share for that calendar year. The Compensation Committee also has the ability to decrease the final annual bonus payout to any of these individuals based on their performance for the year. Each of Mr. Wood, Ms. Becker and Mr. Taylor (as well as approximately 40 other employees) has the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting.

The level of FFO per share at which payouts are established are set at the beginning of each year by the Compensation Committee after a thorough review and discussion of our budget and investor expectations for that year and considering recommendations of our CEO. The FFO per share levels established by the Compensation Committee are intended to reflect acceptable to exceptional performance in light of our business objectives. FFO is widely accepted in the REIT industry as an appropriate measurement of operating performance on an annual basis and as a result, we believe FFO per share is an appropriate metric to use for determining short-term financial success which is being rewarded in annual performance bonuses. The following chart shows the potential 2012 annual bonus payouts established by the Compensation Committee for each of Mr. Wood, Ms. Becker and Mr. Taylor at various levels of FFO per share and the final potential annual bonus payout based on our 2012 results:

	Potential Bonus Payout
NEO	FFO Below $4.15 per share	FFO at $4.15 per share	FFO at $4.25 per share	FFO at $4.35 per share	Final Payout Based on Results
Donald Wood	$0	$956,250	$1,275,000	$1,593,750	$1,466,250
Dawn Becker	$0	$239,063	$318,750	$398,438	$366,563
James Taylor	$0	$225,000	$300,000	$375,000	$345,000

In 2012, we achieved FFO of $4.31 per share which, when interpolated, resulted in a final potential payout at approximately 92% of the maximum potential. A reconciliation of net income to FFO available for common shareholders can be found on page 47, in Item 7, of our Form 10-K for calendar year 2012 filed with the SEC on February 12, 2013.

We were able to achieve operating results at the higher end of the FFO range we had established primarily through higher than anticipated revenue with the key drivers of that higher revenue being: (a) the ability to leverage the strong non-economic terms of our leases in order to negotiate favorable payments from several underperforming tenants that allowed them to terminate their leases early and gave us the opportunity to replace those tenants with stronger performing tenants at strong rents; and (b) our record level of leasing in 2012 that resulted in a 1.7% increase in occupancy (approximately 330,000 square feet) in our portfolio (excluding acquired properties) by the end of 2012.

The Committee determined, after reviewing individual performance, that Mr. Wood, Ms. Becker and Mr. Taylor should each be paid the full amount of the annual bonus to which he or she is entitled based on the Trust’s 2012 results as shown in the table above. The Committee’s determination with respect to Mr. Wood took into consideration our financial results for the year, progress made with our acquisitions and development projects to set the Trust up for future long-term growth, Mr. Wood’s effectiveness in leading the company, long-term strategic planning, succession planning, relationship with the Board, and relationship with shareholders and other stakeholders, among other factors. With respect to each of Ms. Becker and Mr. Taylor, the Committee accepted Mr. Wood’s recommendations as to the amount of their annual bonus payouts. Mr. Wood’s recommendations as to the bonus payouts for each of Ms. Becker and Mr. Taylor were based on his subjective assessment of each individual’s contributions to the Trust’s performance in 2012 in their respective job functions.

Those contributions included, without limitation, the following: (a) Ms. Becker’s oversight of the day to day operations of the Trust that resulted in year over year increases in FFO, FFO per share and property operating income; and (b) Mr. Taylor’s work in re-establishing a fuller acquisitions capability on the East Coast and developing and refining financing strategies for the Trust’s development pipeline.

For 2012, Ms. Becker elected to receive 25% of her annual bonus in Shares and each of Mr. Wood and Mr. Taylor elected to receive 20% of his annual bonus in Shares. The cash portion of the annual bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The stock portion of these annual bonuses will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made annually to all officers and participants in our leadership education and development program under our LTIAP. This program was structured to align the most significant portion of compensation for our senior management team, including Mr. Wood, Ms. Becker and Mr. Taylor, with the creation of long-term shareholder value. Recipients of awards under this program realize value over a minimum 6-year time horizon comprised of a 3-year performance period followed by a minimum of a 3-year vesting period. We believe that the combination of this extended period with the requirements described above for Mr. Wood, Ms. Becker and Mr. Taylor to continually hold a meaningful equity position in the company creates a strong long-term alignment of interests between those individuals and our shareholders.

The performance metrics used under the LTIAP, the levels of performance required to be achieved for Mr. Wood, Ms. Becker and Mr. Taylor to earn an LTIAP award and the performance actually achieved for the three year period from January 1, 2010 through December 31, 2012 are set forth below:

Performance Measure	Award Weighting	Threshold	Target	Stretch	Actual Achieved
Relative Total Shareholder Return v. BBRESHOP(a)	50%	40th percentile	60th percentile	80th percentile	87th percentile
Absolute Annualized Total Shareholder Return(a)	25%	8.00%	10.00%	12.00%	19.05%
Return on Invested Capital	25%	8.75%	9.00%	9.25%	9.33%

(a)	Total return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

The Compensation Committee believes that relative total shareholder return, absolute total shareholder return and return on invested capital are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP (Bloomberg REIT Shopping Center Index) was the best index to use because the BBRESHOP is an industry index made up of primarily companies that own and operate strip shopping centers whose businesses are most closely aligned with ours. Absolute shareholder return measures whether we have actually created any value for our shareholders during this time while return on invested capital determines how effectively we have invested our shareholders’ capital. These performance metrics support the objectives of the company and the LTIAP and remain unchanged from prior years.

The potential LTIAP payments for Mr. Wood, Ms. Becker and Mr. Taylor at the various levels of performance for each of the performance metrics under the LTIAP and the amounts actually earned by each of Mr. Wood, Ms. Becker and Mr. Taylor for the prior 3-year period are set forth in the following table:

	Threshold	Target	Stretch	Actual Award
Donald Wood
Relative Total Return	$1,000,000	$2,000,000	$3,000,000	$3,000,000
Absolute Total Return	$500,000	$1,000,000	$1,500,000	$1,500,000
Return on Invested Capital	$500,000	$1,000,000	$1,500,000	$1,500,000

Total Potential Award	$2,000,000	$4,000,000	$6,000,000	$6,000,000

Dawn Becker
Relative Total Return	$150,000	$300,000	$450,000	$450,000
Absolute Total Return	$75,000	$150,000	$225,000	$225,000
Return on Invested Capital	$75,000	$150,000	$225,000	$225,000

Total Potential Award	$300,000	$600,000	$900,000	$900,000

James Taylor
Relative Total Return	$300,000	$375,000	$450,000	$450,000
Absolute Total Return	$150,000	$187,500	$225,000	$225,000
Return on Invested Capital	$150,000	$187,500	$225,000	$225,000

Total Potential Award	$600,000	$750,000	$900,000	$900,000

The Compensation Committee approved paying each of Mr. Wood, Ms. Becker and Mr. Taylor the full amount of the LTIAP award to which they were entitled. The Compensation Committee has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance but did not exercise that discretion for the 2012 LTIAP awards for any of Mr. Wood, Ms. Becker or Mr. Taylor.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Compensation Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs and provides the most value to that individual. The Compensation Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options. Shares or options are issued under the LTIAP only after all performance has been achieved during the prior three-year period and thereafter, the Shares or options are subject to time-based vesting over an additional three-year period for Shares and five-year period for options. Dividends are paid on all Shares issued under the LTIAP.

Each of Mr. Wood, Ms. Becker and Mr. Taylor elected to take the entirety of their 2012 LTIAP award in Shares. The number of Shares actually awarded to each individual was determined by dividing the amount of the award by $106.99, the closing price of our stock on the NYSE on February 7, 2013, the date the award was made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for these awards to Mr. Wood, Ms. Becker or Mr. Taylor. The LTIAP awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this proxy statement relate to performance for the 3-year period ending December 31, 2011 which were awarded in February 2012, with respect to Mr. Wood and Ms. Becker.

Chief Executive Officer Compensation

Mr. Wood’s compensation plan for 2012 was unchanged from 2011. The basic components of Mr. Wood’s compensation – base salary, annual bonus target and LTIAP target award level – were established by the Compensation Committee in October 2010 taking into account the compensation survey conducted by Mercer described above, our historical outperformance in total shareholder return since Mr. Wood became our Chief Executive Officer, the prospects for continued outperformance in the future, the active recruiting for Mr. Wood’s services in the marketplace at the time the target levels for each compensation component were set, the related strong desire to retain Mr. Wood, and the ability of Mr. Wood and the current senior management team to take advantage of future opportunities to increase shareholder value. The components of Mr. Wood’s compensation plan as established by the Compensation Committee in 2010 and used for 2012 compensation decisions are: (a) base salary of $850,000; (b) a range for Mr. Wood’s annual bonus from $0 to $1,593,750 with a target of $1,275,000; and (c) a target equity award under the LTIAP of $4,000,000 creating a range for a potential LTIAP award from $0 to $6,000,000. These targets create a compensation package where 86% of the total targeted compensation is considered at risk and will vary with company performance and more than 65% of the compensation will be paid in the form of equity. Based on the Trust’s results for the performance period ending December 31, 2012 and the Committee’s assessment of individual performance, the Committee awarded Mr. Wood an annual bonus for 2012 of $1,466,250 and a 2012 LTIAP award of $6,000,000.

The following chart shows the compensation earned by Mr. Wood based on company results delivered in the performance periods ending on December 31 of each of 2008-2012 compared to the total annual shareholder return we delivered to our shareholders in each of those years. We believe that providing compensation information based on the performance period during which it was earned (as we have in the graph below) is the best way to evaluate whether there is an alignment between executive compensation and performance.

We purchased for Mr. Wood in 1998 a split dollar life insurance policy and consistent with the terms of that arrangement approved by the Compensation Committee in 1998, we continued to hold in 2012 an outstanding interest free loan for the benefit of Mr. Wood secured by that split dollar life insurance policy. We reflect the amount of interest that would have been payable by Mr. Wood on that loan in 2012 under the “All Other Compensation” column of the Summary Compensation Table. That loan is scheduled to be repaid by its terms in 2013. We also have an agreement in place with Mr. Wood (“Health Coverage Continuation Agreement”) pursuant to which we have agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. The Compensation Committee has determined that these perquisites and other personal benefits are a relatively small portion of Mr. Wood’s overall compensation, are reasonable in light of the total compensation package for Mr. Wood and are consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

Chief Financial Officer Transition and Compensation:

On August 15, 2012, Mr. Taylor replaced Mr. Blocher as our Chief Financial Officer. Mr. Taylor had been an outside advisor to the Trust for more than a decade and as such, was very familiar with the company and well known to the Board and the senior management team. Given this level of familiarity, Mr. Taylor’s skill set, and market data for compensation of a chief financial officer position as reflected in the NAREIT Survey, the Committee approved the following target compensation package for Mr. Taylor: (a) base salary of $400,000; (b) annual bonus target equal to 75% of his base salary resulting in a payout range of $0 to $375,000 with a target of $300,000; (c) a target LTIAP award of $750,000 with a total potential payout range of $0 to $900,000; (d) a sign-on and make whole bonus of $1,500,000 which was intended to replace a portion of the value of unvested compensation and other benefits at his prior employer that Mr. Taylor was required to forfeit in order to join the Trust. $1,000,000 of this bonus was paid in cash and the remaining $500,000 was paid in the form of 4,612 Shares issued at a price of $108.42, the closing price of our Shares on the NYSE on July 30, 2012 which was Mr. Taylor’s first day of employment with the Trust. Those Shares vested immediately on issuance; and (e) a severance arrangement on terms consistent with those in place with Ms. Becker which are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. As an inducement for Mr. Taylor to leave his former employer and forfeit certain compensation and other benefits that had been earned for 2012 and given the depth of the experience the Board had with Mr. Taylor during his more than a decade as an outside advisor to the Trust, the Committee agreed that Mr. Taylor’s annual bonus and LTIAP award for 2012 would not be pro-rated.

As part of the transition of the chief financial officer position to Mr. Taylor, Mr. Blocher’s last day with the Trust was September 30, 2012 and on his exit from the Trust, Mr. Blocher was paid in accordance with his Severance Agreement as described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. Because Mr. Blocher was not employed by the Trust at the end of 2012, he was not eligible for a 2012 bonus or an equity award under the LTIAP.

Timing of Equity Grants:

Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for performance through 2012 were made at the Compensation Committee’s meeting on February 7, 2013 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the Compensation Committee considers this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Kristin Gamble

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our named executive officers on February 7, 2013 for the performance period ending December 31, 2012. Those awards will appear in next year’s proxy statement in the Grants of Plan-Based Awards Table as well as the “Stock Awards” column of the Summary Compensation Table. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2013 based on 2012 performance is included below in the “Non-Equity Incentive Plan Compensation” column.

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
		($) (1)	($) (2)		($) (3)	($) (4)	($) (5)		($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2012 2011 2010	$850,000 $850,000 $726,154	$ $ $	— — —	$6,311,961 $4,036,613 $7,895,004	$1,173,000 $1,040,000 $1,122,000	$ $ $	21,606 16,672 19,334	$8,356,567 $5,943,285 $9,762,492

James M. Taylor, Jr., Executive Vice President- Chief Financial Officer and Treasurer (PFO)(6)	2012 2011 2010	$169,231 $ — $ —	$ $ $	1,000,000 — —	$ 500,033 $ — $ —	$ 276,000 $ — $ —	$ $ $	297 — —	$1,945,561 $ — $ —

Andrew P. Blocher, Former Senior Vice President-Chief Financial Officer and Treasurer (PFO)(7)	2012 2011 2010	$243,750 $325,000 $300,000	$ $ $	— — —	$ 385,471 $ 259,467 $ 113,501	$ — $ 160,000 $ 198,000	$ $ $	641,473 7,976 10,247	$1,270,694 $ 752,443 $ 621,748

Dawn M. Becker, Executive Vice President-Chief Operating Officer; General Counsel and Secretary	2012 2011 2010	$425,000 $425,000 $400,000	$ $ $	— — —	$ 859,322 $ 841,689 $ 143,962	$ 274,922 $ 273,225 $ 264,000	$ $ $	9,153 8,513 10,726	$1,568,397 $1,548,427 $ 818,688

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Mr. Taylor received a cash hiring bonus in connection with his joining the Trust on July 30, 2012.
(3)	Amounts shown in the Stock Awards column reflects the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2012, 2011 and 2010. For a discussion of the valuation of these awards, please refer to Note 15 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 12, 2013. Mr. Taylor received an award of 4,612 fully vested Shares in connection with his joining the Trust on July 30, 2012.

(4)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan and include amounts deferred by our named executive officers into our non-qualified deferred compensation plan. For 2012, Messrs. Wood and Taylor received 80% of their Annual Bonus in cash and Ms. Becker received 75% of her Annual Bonus in cash. For 2011, Messrs. Wood and Blocher received 80% of their Annual Bonus in cash and Ms. Becker received 75% of her Annual Bonus in cash. For 2010, each of Mr. Wood, Mr. Blocher and Ms. Becker received 80% of his or her Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2012, 2011 and 2010 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to Ms. Becker and Messrs. Wood and Taylor for 2012 including both cash and Shares is as follows:

2012 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($) (a)	($) (a)	($)	(#) (b)
Donald C. Wood	$1,466,250	$1,173,000	$293,250	$58,650	$1,524,900	3,289
James M. Taylor, Jr.	$345,000	$276,000	$69,000	$13,800	$358,800	774
Andrew P. Blocher	$—	$—	$—	$—	$—	—
Dawn M. Becker	$366,563	$274,922	$91,641	$18,328	$384,891	1,028

(a)	The value of the Shares awarded in 2013 as part of the Annual Bonus for 2012, will be reflected in the Summary Compensation Table and the Grant of Plan-Based Awards Table in next year’s proxy statement.
(b)	The number of Shares actually awarded to each executive officer was determined by dividing the amount of the award by $106.99, the closing price of our stock on the NYSE on February 7, 2013, the date the award was made.

(5)	The amounts shown in this column for the last fiscal year include the amounts below. The group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

ALL OTHER COMPENSATION TABLE

Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contribution to Section 401(k) Plan	Miscellaneous	Total
	($)	($)	($)	($)	($) (a) (b)	($)
Donald C. Wood	$2,208	$1,062	$2,652	$6,250	$9,434	$21,606
James M. Taylor, Jr.	$114	$183	$—	$—	$—	$297
Andrew P. Blocher	$381	$885	$782	$5,844	$633,581	$641,473
Dawn M. Becker	$675	$1,063	$1,165	$6,250	$—	$9,153

(a)	The amount shown in this column for Mr. Wood constitutes interest that would have been payable on an interest-free loan made in connection with a split-dollar life insurance agreement put in place for Mr. Wood in 1998 which is scheduled to be repaid in August 2013.
(b)	The amount shown in this column for Mr. Blocher includes a severance payment of $572,500 and accrued vacation of $61,081 paid to Mr. Blocher in connection with Mr. Blocher’s leaving the Trust as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.

(6)	Mr. Taylor became a named executive officer on August 15, 2012.
(7)	Mr. Blocher was a named executive officer until August 14, 2012. In addition to the amounts reflected above, Mr. Blocher received a distribution of $2,650 under his non-qualified deferred compensation account in connection with Mr. Blocher’s leaving the Trust, as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following Share awards were made in 2012. Awards made in 2013 to the named executive officers under the Annual Bonus Plan and LTIAP for either a one or three-year performance period ending December 31, 2012 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
			(#) (4)	($)
Donald C. Wood	2/9/2012 2/9/2012	(1) (2)	3,251 62,526	$ $	311,966 5,999,995
James M. Taylor, Jr.	7/30/2012	(3)	4,612		$500,033
Andrew P. Blocher	2/9/2012 2/9/2012	(1) (2)	500 3,517	$ $	47,980 337,491
Dawn M. Becker	2/9/2012 2/9/2012	(1) (2)	1,139 7,816	$ $	109,298 750,023

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. These Shares vest equally over 3 years.
(3)	Issued in connection with Mr. Taylor’s joining the Trust. These Shares vested immediately on issuance.
(4)	Dividends are paid on all Shares issued at the same rate and time as paid to all other holders of our Shares as declared by our Board from time to time.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
	(#)	(#)		($)			(#)		($)
Donald C. Wood	86,873 84,507 18,701	57,915 0 0	(1)	$ $ $	43.48 73.03 92.30	2/17/2019 2/10/2018 2/12/2017	3,251 62,526 2,737 30,089 60,931 982 13,591	(3) (4) (3) (4) (5) (3) (4)	$ $ $ $ $ $ $	338,169 6,503,955 284,703 3,129,858 6,338,043 102,148 1,413,736

James M. Taylor, Jr.	0	0					0			$—

Andrew P. Blocher	1,125	0	(2)		$73.03	9/30/2013	0	(6)		$—

Dawn M. Becker	26,627 8,203	13,314 0	(2)	$ $	73.03 67.66	2/10/2018 2/16/2016	1,139 7,816 644 4,574 2,440 272 453 4,314	(3) (4) (3) (4) (7) (3) (4) (2)	$ $ $ $ $ $ $ $	118,479 813,020 66,989 475,787 253,809 28,293 47,121 448,742

(1)

These options were issued to Mr. Wood on February 17, 2009 under the LTIAP for 2008. The options vest equally over 5 years. One-fifth of these options vested on each of February 17, 2010, 2011, 2012 and 2013 with the remaining one-fifth of the options scheduled to vest on February 17, 2014.

(2)	These options and shares were issued on February 10, 2008 under the LTIAP for 2007. For Mr. Blocher, the options vested equally over 5 years. Four-fifths of the options vested on February 10, 2009, 2010, 2011 and 2012. The remaining one-fifth of the options vested on September 30, 2012 in connection with Mr. Blocher’s termination of employment with the Trust as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below. For Ms. Becker, the options and Shares vest over 5 years with no vesting for the first two years. One-third of these options and Shares vested on each of February 10, 2011, 2012 and 2013.
(3)	These Shares were issued under our Annual Bonus Plan and vest equally over 3 years. One-third of the Shares issued on February 9, 2012, under the 2011 Annual Bonus Plan vested on February 12, 2013 with the remaining two-thirds of the Shares scheduled to vest on each of February 12, 2014 and 2015. Two-thirds of the Shares issued on February 10, 2011 under the 2010 Annual Bonus Plan vested on February 10, 2012 and 2013 with the remaining one-third of the Shares scheduled to vest on February 10, 2014. All of the Shares issued on February 16, 2010 under the 2009 Annual Bonus Plan vested on each of February 16, 2011, 2012 and 2013.
(4)	These Shares were issued under our LTIAP and vest equally over 3 years. One-third of the Shares issued on February 9, 2012 under our LTIAP for 2011 vested on February 12, 2013 with the remaining two-thirds of the Shares scheduled to vest on each of February 12, 2014 and 2015. Two-thirds of the Shares issued on February 10, 2011 under the LTIAP for 2010 vested on each of February 10, 2012 and 2013 with the remaining one-third of the Shares scheduled to vest on February 10, 2014. All of the Shares issued on February 16, 2010 under our LTIAP for 2009 vested on each of February 16, 2011, 2012 and 2013.
(5)	These Shares were issued on October 12, 2010 in exchange for a non-compete and non-solicitation agreement and vest on October 12, 2015.
(6)	Mr. Blocher’s previously unvested Shares either fully vested or were forfeited in connection with Mr. Blocher’s termination of employment with the Trust as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below such that he had no remaining unvested Shares as of December 31, 2012.
(7)	These Shares were issued on February 10, 2011 as a retention award and vest 50% on February 10, 2015 and 50% on February 10, 2017.

2012 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2012 by each named executive officer and Shares that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	0	$—	49,450	$4,741,479
James M. Taylor, Jr.	0	$—	4,612	$500,033
Andrew P. Blocher (1)	29,148	$1,285,254	11,405	$1,145,487
Dawn M. Becker	10,000	$714,084	7,904	$753,809

(1)	Includes 5,072 Shares that vested on September 30, 2012 with a value realized on vesting of $534,082 in connection with Mr. Blocher’s leaving the Trust as described in “Potential Payments on Termination of Employment and Change-in-Control” section below.

2012 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by 28 members of our senior management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker, Mr. Blocher and Mr. Wood into the plan in 2012, the earnings on plan investments in 2012 and aggregate withdrawals and distributions made in 2012 are described below. Mr. Taylor does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($) (a)	($)	($)	($)	($)
Donald C. Wood	$250,000	$—	$326,180	$—	$2,580,769
Andrew P. Blocher	$10,000	$—	$20,504	$2,650	$138,082
Dawn M. Becker	$42,500	$—	$92,418	$—	$720,436

(a)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no named executive officer is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. The Retention/Non-Solicitation Awards to Ms. Becker in February 2011 and to Mr. Wood in October 2010 do not provide for accelerated vesting in the event of death or disability. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. On a termination for cause, all unvested options and Shares are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

4. Termination without Cause: Upon a termination without cause, each of our named executive officers is entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times. For Mr. Taylor, the multiple is 2 times in the event of a termination without cause prior to January 1, 2014 and 1 time in the event of a termination without cause on or after January 1, 2014.

•	Continuation of health and welfare benefits for a period of 9 months

•	Outplacement and administrative assistance for a period of 6 months

In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. In addition, the Retention/ Non-Solicitation Award to Mr. Wood in October 2010 provides for accelerated vesting in the event of a termination without cause. The Retention/Non-Solicitation Award to Ms. Becker in February 2011 does not provide for accelerated vesting in the event of a termination without cause. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

5. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within a specified time frame after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control. The specified time frame is two years for Ms. Becker and Messrs. Taylor and Wood:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Taylor the multiple is 2 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Taylor and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, in the event of a change of control, the unvested Shares issued under the Retention/Non-Solicitation Awards to Ms. Becker in February 2011 and to Mr. Wood in October 2010 will vest. Mr. Wood will also receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 and 2010 Plans, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

6. Mr. Blocher’s Termination without Cause. Effective September 30, 2012, Mr. Blocher’s employment with the Trust was terminated and he was paid out in accordance with his Severance Agreement. Mr. Blocher received the following payments and benefits having a total cost to the Trust of $1,170,837:

•	A lump sum cash payment of $572,500 which was equal to one year of base salary and annual bonus;

•	A lump sum cash payment of $61,081 representing Mr. Blocher’s accrued vacation as of September 30, 2012;

•	Continuation of health, welfare and other benefits through December 31, 2012. The cost of these benefits was $3,174; and

•

Vesting of 5,072 Shares and 1,125 options previously issued to Mr. Blocher under the Annual Bonus Plan and certain LTIAP awards. The total charge to the Trust as a result of the accelerated vesting was $534,082. All other Shares and options granted to Mr. Blocher were forfeited as of September 30, 2012.

In addition, Mr. Blocher received a cash payment of $2,650 from Mr. Blocher’s account under our non-qualified deferred compensation plan. The remaining $138,082 in Mr. Blocher’s account under our non-qualified deferred compensation plan will be paid to Mr. Blocher over a period of 10 years in accordance with the election made by Mr. Blocher pursuant to our non-qualified deferred compensation plan.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2012 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination.

	Cash Payment	Medical Benefits (1)	Accelerated Equity (2)	Other Benefits (3)	Excise Tax Gross-Up	Total
Donald C. Wood
Death	$—	$1,327,000	$10,418,060	$—	$—	$11,745,060
Disability(4)	$1,013,855	$1,656,547	$10,418,060	$—	$—	$13,088,462
TWOC	$3,474,375	$1,703,660	$15,418,058	$47,500	$—	$20,643,593
Termination for Cause	$425,000	$15,773	$—	$—	$—	$440,773
CIC	$6,948,750	$1,774,640	$15,418,058	$95,000	$—	$24,236,448

James M. Taylor, Jr.
Death	$—	$—	$—	$—	$—	$—
Disability(4)	$294,773	$26,338	$—	$—	$—	$321,111
TWOC	$1,490,000	$19,754	$—	$47,500	$—	$1,557,254
Termination for Cause	$—	$—	$—	$—	$—	$—
CIC	$1,490,000	$52,677	$—	$71,250	$—	$1,613,927

Andrew P. Blocher (5)	$633,581	$3,174	$534,082	$—	$—	$1,170,837

Dawn M. Becker
Death	$—	$—	$1,785,158	$—	$—	$1,785,158
Disability(4)	$321,108	$11,940	$1,785,158	$—	$—	$2,118,206
TWOC	$791,563	$8,955	$1,785,158	$47,500	$—	$2,633,176
Termination for Cause	$212,500	$5,970	$—	$—	$—	$218,470
CIC	$1,583,126	$23,880	$1,985,190	$71,250	$—	$3,663,446

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2012 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $1,327,000 in the event of death; $1,625,000 in the event of disability; and $1,680,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2012 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.
(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance in the amount of $80,000 for each of our named executive officers. This amount is based on estimated personnel costs for executive administrative assistants and assumes that each named executive officer has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) the estimated annual cost of $15,555 for Mr. Wood’s use of a company vehicle in the event of a change in control should he choose to use that benefit. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.

(4)	The cash severance payment includes a payment of $622,000 plus $391,855 as a tax gross-up for Mr. Wood, a payment of $172,000 plus $122,723 as a tax gross-up for Mr. Taylor and a payment of $197,000 plus $124,108 as a tax gross-up for Ms. Becker.
(5)	The amounts shown for Mr. Blocher are actual amounts paid to him through December 31, 2012 in connection with his termination. In addition, Mr. Blocher receives distributions from his account under our non-qualified deferred compensation plan as described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

ITEM 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

You are being asked to approve on an advisory basis the compensation of our named executive officers as described in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement.

Our compensation philosophy is designed to attract and retain top level real estate professionals and to motivate those professionals to achieve superior results for us and our shareholders. Our compensation packages include base salaries, annual incentive compensation, long-term incentives and various other benefits and perquisites. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals and that they are aligned with the interests of our shareholders. In considering whether to approve this proposal, we believe our shareholders should consider the following:

1. A significant portion of our named executive officers’ compensation is directly linked to our performance and the creation of long-term shareholder value through long-term incentive awards. The value of these awards is only recognized over a 6-year period that consists of a 3-year performance period plus a 3-year vesting period.

2. The compensation of our named executive officers is strongly tied to our performance and to the performance of the individual. The annual incentive compensation is only paid if we achieve our annual FFO objective and long-term incentives are earned on the basis of our absolute and relative shareholders returns as well as our return on invested capital.

3. We have an appropriate balance of pay between short-term and long-term objectives.

4. Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are incentivized to act in the best long-term interests of the Trust through stock ownership guidelines.

5. We have no perquisites for our named executive officers that are not widely available to other employees other than as described in the CD&A and the “Potential Payments on Termination of Employment and Change-in Control” section above.

We are requesting your advisory and non-binding approval of the compensation of our named executive officers for 2012 as disclosed in the CD&A, the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement. This proposal allows our shareholders to express their opinions regarding the decisions made by the Compensation Committee on the annual compensation to the named executive officers for 2012; however, because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer for 2012 and will not be binding on the Compensation Committee, the Board or the Trust. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take them into consideration in addressing future compensation policies and decisions.

Our shareholders have the opportunity at our Annual Meeting to vote, in person or by proxy, on the following:

RESOLVED, that the shareholders of the Trust hereby approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, the supplemental tables and the narrative disclosures accompanying these materials as required by Item 402 of Regulation S-K.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, this proposal. If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE, THE SUPPLEMENTAL TABLES AND NARRATIVE DISCLOSURES ACCOMPANYING THESE SECTIONS.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (2)) (c)
Equity compensation plans approved by security holders	390,889	$62.96	2,156,822
Equity compensation plans not approved by security holders	—	—	—

Total	390,889	$62.96	2,156,822

(1)	Consists entirely of Shares authorized for issuance under our 2001 Plan.
(2)	Consists entirely of Shares authorized for issuance under our 2010 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 14, 2013 or at any time during 2012.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its wholly owned subsidiaries (collectively, “THC”) lease from us approximately 17,400 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board in July 2007. These leases were negotiated at arms-length and reflected market conditions at the time each lease was signed. In June 2012 we entered into a fourth lease with THC for 6,500 square feet of space at one of our recently redeveloped properties (“New Location”) because we believed that THC’s American Tap Room restaurant concept would be a successful fit for the market. The terms of the lease were negotiated at arms-length and reflect market conditions consistent with leases for similar uses in the redeveloped portion of that property. The four leases expire on June 30, 2015, December 31, 2016, August 31, 2017 and July 31, 2023. We anticipate receiving approximately $1.1 million in rent and other related charges in 2013 from the four leased locations. In addition to the leases, one of our wholly owned subsidiaries entered into a partnership with THC to operate the restaurant at the New Location. We will own 80% of the partnership and THC will own the remaining 20% of the partnership and act as the manager of the restaurant. The terms and structure of the partnership with THC were negotiated at arms-length and reflect terms, structures and conditions consistent with other restaurant investments we have made and include market management and license fees payable to THC. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2012 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control “ section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2012.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

Proposals of shareholders intended to be presented at the 2014 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 26, 2013 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SUBMIT IT TODAY.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 1, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

http://www.federalrealty.com/investors/annual-reports/

for the Annual Report/Form 10-K Wrap and

http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

for the Proxy Statement

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided. ¯

■	20730300000000000000 9	050113

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. To elect the following Trustees as set forth in the accompanying Proxy Statement:		2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
☐ FORALL NOMINEES ☐ WITHHOLD AUTHORITY	NOMINEES: ¡ Jon E. Bortz ¡ David W. Faeder ¡ Kristin Gamble ¡ Gail P. Steinel
FOR ALL NOMINEES ☐ FORALL EXCEPT (See instructions below)	¡ Warren M. Thompson ¡ Joseph S. Vassalluzzo ¡ Donald C. Wood	3. To hold an advisory vote approving the compensation of our named executive officers.	☐	☐	☐
4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 1, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.federalrealty.com/investors/annual-reports/ for the Annual Report/Form 10-K Wrap and http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy for the Proxy Statement

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

■ 20730300000000000000 9	050113

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		FOR	AGAINST	ABSTAIN
1. To elect the following Trustees as set forth in the accompanying Proxy Statement:

2.   To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.   To hold an advisory vote approving the compensation of our named executive officers.

		☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY	NOMINEES: ¡ Jon E. Bortz ¡ David W. Faeder ¡ Kristin Gamble ¡ Gail P. Steinel	☐	☐	☐
FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Warren M. Thompson ¡ Joseph S. Vassalluzzo ¡ Donald C. Wood	4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and JAMES M. TAYLOR, JR., or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Fox Hill Club & Residences, 8300 Burdette Road, Bethesda, Maryland on Wednesday, May 1, 2013 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

■	14475	■